Filed pursuant to Rule 424(b)(7)
Registration No. 333-216228

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Stock, par value $0.0001 per share	665,487	50.56	33,647,022.72	3,899.69

(1)         Estimated solely for purposes of calculating the registration fee. In accordance with Rule 457(c) and Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”), the price shown is based on the average of the high and low prices reported for shares of Common Stock on the New York Stock Exchange on March 1, 2017.

PROSPECTUS SUPPLEMENT
(To prospectus dated February 24, 2017)

665,487 Shares

Penske Automotive Group, Inc.

Common Stock

This prospectus supplement relates to the resale from time to time of up to 665,487 shares of our common stock, par value $0.0001 per share.  We issued these shares of common stock in connection with our acquisition of a retail automotive dealership and certain related assets from the selling stockholder identified in this prospectus supplement (the “Selling Stockholder”).

The Selling Stockholder or its successors may offer the shares from time to time directly or through underwriters, brokers or dealers and in one or more public or private transactions at market prices prevailing at the time of sale, at fixed prices, at negotiated prices, at various prices determined at the time of sale or at prices related to prevailing market prices.  If the shares are sold through underwriters, broker-dealers or agents, the Selling Stockholder or purchasers of the shares will be responsible for underwriting discounts or commission or agents’ commissions.  The timing and amount of any sale is within the sole discretion of the Selling Stockholder.

We will not receive any proceeds from the sale of these shares by the Selling Stockholder.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “PAG.”  On March 1, 2017, the last reported sale price of the shares as reported on the New York Stock Exchange was $50.73 per share.

Investing the common stock involves risks.  See “Risk Factors” beginning on page 2 of the related prospectus dated February 24, 2017 and on Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016 to read about factors you should consider before buying our shares.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

March 7, 2017.

The information appearing under the heading “Selling Securityholders” beginning on page 15 of the related prospectus is amended and supplemented by the information below.

SELLING STOCKHOLDER

On March 6, 2017, we issued 665,487 shares of our common stock to the Selling Stockholder in a private placement exempt from registration under the Securities Act as partial consideration for our acquisition of a retail automotive dealership and certain related assets from the Selling Stockholder. This prospectus covers such shares that may be offered for resale by the Selling Stockholder.

Information below with respect to beneficial ownership has been furnished by the Selling Stockholder and we have not sought to verify such information.  Neither the Selling Stockholder nor any of its affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us or any of our affiliates within the past three years.

The following table sets forth information as of March 6, 2017 with respect to the Selling Stockholder and the shares beneficially owned by the Selling Stockholder that may from time to time be offered or sold pursuant to this prospectus.  Information concerning the Selling Stockholder may change from time to time, and any changed information will be set forth in supplements to this prospectus if and when necessary.  The Selling Stockholder may offer all, some or none of the shares.  We cannot advise you as to whether the Selling Stockholder will in fact sell any or all of such shares.  In addition, the Selling Stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares in transactions exempt from the registration requirements of the Securities Act or after the date on which it provided the information set forth in the table below.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. The percentage of ownership is based on 85,478,121 shares of our common stock outstanding on February 22, 2017.

Name	Number of Shares Beneficially Owned Prior to Offering	Percentage of Outstanding Shares Beneficially Owned Prior to Offering (1)	Number of Shares That May be Offered Hereby	Number of Shares Beneficially Owned After Sale of All Shares That May be Offered Hereby	Percentage of Outstanding Shares Beneficially Owned After Sale of All Shares That May be Offered Hereby
Prestige Land Rover, Inc.(2)	665,487	*	665,487	0	0

*                                         Less than 1%.

(1)                                 Pursuant to the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares. Each person is deemed to be the beneficial owner of securities which may be acquired within sixty days through the exercise of options, warrants, and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person. However, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person, except as noted.

(2)                                 Christopher Turner is the owner of a majority of the voting shares of Prestige Land Rover, Inc. and may be deemed to have shared voting and investment control over the shares held by the Selling Stockholder.

S-1